--------------------------------------------------------------------------------


                               PURCHASE AGREEMENT


                          dated as of December 24, 1997


                                 by and between


                         MARKETING SERVICES GROUP, INC.


                                       and


                      GENERAL ELECTRIC CAPITAL CORPORATION


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                               PURCHASE AGREEMENT

Section                                                           Page

I.  DEFINITIONS....................................................  1

II.  THE PURCHASE OF CONVERTIBLE PREFERRED STOCK................... 11
           2.1.  Authorization of Issue............................ 11
           2.2.  Purchase of Convertible Preferred Stock
                 and Warrants...................................... 11
           2.3.  Closing........................................... 12
           2.4.  Use of Proceeds................................... 12
           2.5.  Tax Allocation.................................... 12

III.  PURCHASER'S REPRESENTATIONS AND COVENANTS.................... 13
           3.1.  Investment Intention.............................. 13
           3.2.  Accredited Investor............................... 13
           3.3.  Corporate Existence............................... 13
           3.4.  Corporate Power; Authorization;
                 Enforceable Obligations........................... 13
           3.5.  Purchaser Covenants............................... 14

IV.  COMPANY'S REPRESENTATIONS AND WARRANTIES...................... 14
           4.1.  Authorized and Outstanding Shares of
                 Capital Stock..................................... 14
           4.2.  Authorization and Issuance of Convertible
                 Preferred Stock................................... 15
           4.3.  Securities Laws................................... 15
           4.4.  Corporate Existence; Compliance with Law.......... 16
           4.5.  Subsidiaries...................................... 16
           4.6.  Corporate Power; Authorization;
                 Enforceable Obligations........................... 17
           4.7.  Financial Statements.............................. 18
           4.8.  Ownership of Property............................. 18
           4.9.  Material Contracts; Indebtedness.................. 19
           4.10. Environmental Protection.......................... 20
           4.11. Labor Matters..................................... 21
           4.12. Other Ventures.................................... 22
           4.13. Taxes ............................................ 22
           4.14. No Litigation..................................... 23
           4.15. Brokers........................................... 23
           4.16. Employment and Labor Agreements................... 23
           4.17. Patents, Trademarks, Copyrights and
                 Licenses.......................................... 23
           4.18. No Material Adverse Effect........................ 24

Section                                                           Page


           4.19. ERISA ............................................ 24
           4.20. SEC Documents..................................... 27
           4.21. Ordinary Course of Business....................... 27
           4.22. Insurance......................................... 27
           4.23. Accounts Receivable............................... 28
           4.24. Minute Books...................................... 28
           4.25. Year 2000 Systems................................. 28
           4.26. Full Disclosure................................... 28

V.  COVENANTS...................................................... 28
           5.1.  Affirmative and Financial Covenants............... 28
                 (a)  Books and Records............................ 29
                 (b)  Financial and Business Information........... 29
                 (c)  Communication with Accountants............... 31
                 (d)  Tax Compliance............................... 31
                 (e)  Insurance.................................... 31
                 (f)  Employee Plans............................... 32
                 (g)  Compliance with Law.......................... 33
                 (h)  Financial Covenants.......................... 33
                 (i)  Maintenance of Existence and Conduct
                      of Business.................................. 33
                 (j)  Access....................................... 34
                 (k)  Excess Cash.................................. 34
                 (l)  Exchange of Stock Certificates............... 34
                 (m)  Lost, Stolen, Destroyed or Mutilated
                      Stock Certificates........................... 34
                 (n)  NASDAQ....................................... 35
           5.2.  Negative Covenants................................ 35
                 (a)  Permitted Acquisitions or
                      Investments.................................. 35
                 (b)  Sales of Assets; Liquidation................. 35
                 (c)  Agreements................................... 36
                 (d)  Employee Loans............................... 36
                 (e)  Capital Stock................................ 36
                 (f)  Transactions with Affiliates................. 36
                 (g)  Indebtedness................................. 37
                 (h)  Restricted Payments.......................... 37
                 (i)  Mergers and Subsidiaries..................... 37
                 (j)  Management Compensation...................... 37
                 (k)  Amendments to Certificate of
                      Incorporation and By-Laws.................... 38
                 (l)  Capital Expenditures......................... 38
           5.3.  Remedies for Breach of Covenants.................. 38
           5.4.  Certain Tax Matters............................... 38
           5.5.  Status of Dividends............................... 40

Section                                                            Page


VI.    CONDITIONS PRECEDENT........................................ 41
           6.1.  Conditions Precedent.............................. 41
           6.2.  Additional Conditions to Closing.................. 42

VII.   SECURITIES LAW MATTERS.......................................43
           7.1.  Legends........................................... 43

VIII.  INDEMNIFICATION............................................. 43

IX.    EXPENSES.................................................... 44

X.     MISCELLANEOUS............................................... 44
           10.1.  Notices.......................................... 44
           10.2.  Binding Effect; Benefits......................... 45
           10.3.  Amendment........................................ 45
           10.4.  Successors and Assigns; Assignability............ 46
           10.5.  Remedies......................................... 46
           10.6.  Section and Other Headings....................... 47
           10.7.  Severability..................................... 47
           10.8.  Counterparts..................................... 47
           10.9.  Publicity........................................ 47
           10.10. Governing Law.................................... 47

Schedules

Schedule 4.1                 -     Stock and Warrants
Schedule 4.5                 -     Subsidiaries
Schedule 4.7                 -     Financial Statements; Other Obligations
Schedule 4.8                 -     Properties
Schedule 4.9                 -     Material Contracts and Indebtedness
Schedule 4.10                -     Environmental Matters
Schedule 4.12                -     Other Ventures
Schedule 4.13                -     Taxes
Schedule 4.14                -     Litigation
Schedule 4.15                -     Brokers
Schedule 4.16                -     Employment Contracts
Schedule 4.17                -     Patents, Trademarks, Etc.
Schedule 4.18                -     Material Adverse Effect
Schedule 4.19                -     ERISA
Schedule 4.22                -     Insurance



Exhibits

Exhibit A                Certificate of Designation - Convertible
                         Preferred Stock
Exhibit B                Registration Rights Agreement
Exhibit C                Stockholders Agreement
Exhibit D                Form of Warrant
Exhibit E                Opinion of Company Counsel

                               PURCHASE AGREEMENT
                               ------------------


                  PURCHASE AGREEMENT, dated as of December 24, 1997, between Marketing Services Group, Inc., a Nevada corporation having an office at 333 Seventh Avenue, 20th Floor, New York, New York 10001 ("Company"), and General Electric Capital Corporation, a New York corporation having an office at 260 Long Ridge Road, Stamford, Connecticut 06927 ("GE Capital" or "Purchaser").


                              W I T N E S S E T H :
                              -------------------

                  WHEREAS, Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from Company, upon the terms and conditions hereinafter provided, 50,000 shares of Company's Series D Convertible Preferred Stock, $0.01 par value per share, the terms, preferences and limitations of which are set forth in Exhibit A hereto (the "Convertible Preferred Stock"), and Warrants to purchase up to 10,670,000 shares of Common Stock of Company (the "Warrants");

                  NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

I.  DEFINITIONS
    -----------

                  "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. GE Capital and its Affiliates shall not be deemed Affiliates of Company.

                  "Balance Sheet" shall have the meaning set forth in Section 4.7(a) hereof.

                  "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                  "Capital Expenditures" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

                  "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of Company or a Subsidiary of Company, any such lease under which Company or such Subsidiary is the lessor.

                  "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

                  "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of their acquisition having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; and (iii) certificates of deposit, maturing not more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of "A" or better by a nationally recognized rating agency.

                  "Certificate of Designation" shall mean the Certificate of Designation setting forth the rights and preferences of the Convertible Preferred Stock attached as Exhibit A hereto.

                  "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Company's or any of its Subsidiaries' employees, payroll, income or gross receipts, (ii) Company's or any of its Subsidiaries' ownership or use of any of its assets, or (iii) any other aspect of Company's or any of the Subsidiaries' business.

                  "Closing" shall have the meaning set forth in
Section 2.3 hereof.

                  "Closing Date" shall have the meaning set forth in
Section 2.3 hereof.

                  "COBRA" shall have the meaning set forth in
Section 4.19(m) hereof.

                  "Common Stock" shall mean the common stock, $.01 par value per share, of Company.

                  "Company Certificate of Incorporation" shall mean the Certificate of Incorporation of Company, as amended.

                  "Compensation" shall mean, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payments in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person.

                  "Convertible Preferred Stock" shall have the meaning set forth in the recitals hereto.

                  "Core Business" shall mean marketing information services, including but not limited to databases, direct marketing, telemarketing, internet marketing and primary and secondary research.

                  "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                  "EBITDA" shall mean the consolidated operating income (before extraordinary items, interest, taxes, depreciation and amortization) of such Person and its consolidated Subsidiaries determined in accordance with GAAP.

                  "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable Real Estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. ss. 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. ss. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. ss. 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. ss. 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. ss. 300f et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Spill or the presence of a hazardous substance or threatened Spill of any Hazardous Substance.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

                  "ERISA Affiliate" shall mean, with respect to Company, any trade or business (whether or not incorporated) under common control with Company and which, together with Company, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding Purchaser and each other person which would not be an ERISA Affiliate if Purchaser did not own any issued and outstanding shares of Stock of Company.

                  "Event of Default" shall mean the occurrence of any breach of any representation or warranty in any material respect, or of any covenant or agreement of Company under this Agreement, which in the case of the covenants set forth in Section 5.1 (other than Sections (f)(iii) and (iv) and (h)) of this Agreement remain uncured for a period of ten days after receipt by Company of written notice thereof by the Required Holders.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

                  "Financials" shall mean the financial statements referred to in Section 4.7(a) hereof.

                  "Fiscal Year" shall mean the twelve month period ending June
30. Subsequent changes of the fiscal year of Company shall not change the term "Fiscal Year," unless the Required Holders shall consent in writing to such changes.

                  "Fixed Charges" shall mean, with respect to Company for any period, the aggregate of all consolidated interest expenses paid or accrued, plus scheduled payments of principal with respect to Indebtedness (other than Indebtedness permitted pursuant to Section 5.2(g)(iii) hereof and, during the Fiscal Year ending June 30, 1998, repayments of Indebtedness owed to Stephen Dunn and to the former shareholders of Metro Services Group, Inc. and other earnout payments associated with past or future acquisitions), plus scheduled payments of dividends on and scheduled mandatory redemption payments (which have not been waived) on Company's outstanding preferred stock other than the Convertible Preferred Stock, in all cases during such period by Company and its Subsidiaries.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of the financial covenants contained in Section 5.1(h) hereof, GAAP shall be as in effect on the date of the most recent Financials and shall be applied in a manner consistent therewith.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

                  "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business),
(ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (vii) all liabilities under Title IV of ERISA.

                  "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                  "IRS" shall mean the Internal Revenue Service, or any successor thereto.

                  "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

                  "Material Adverse Effect" shall mean a material adverse effect on the business, assets, operations, prospects or financial or other condition of Company and its Subsidiaries, taken as a whole.

                  "Material Contracts" means (i) all of Company's and its Subsidiaries' contracts, agreements, leases or other instruments to which Company or any of its Subsidiaries is a party or by which Company, its Subsidiaries or its properties are bound, which involve payments by or to Company or its Subsidiaries of more than $100,000 or which extend for a term of more than a year from the date hereof, (ii) all of Company's and its Subsidiaries' loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments, (iii) all material operating or capital leases for equipment to which Company or any of its Subsidiaries is a party, (iv) all non-competition and similar agreements to which Company is a party, (v) all contracts for the employment of any officer or employee, (vi) all consulting agreements, (vii) any guarantees by the Company or any of its Subsidiaries, (viii) all distributor and sales agency agreements and (ix) all other material contracts not made in the ordinary course of business.

                  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which Company, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

                  "PBGC" shall mean the Pension Benefit Guaranty
Corporation or any successor thereto.

                  "Pension Plan" shall have the meaning set forth in
Section 4.19(a) hereof.

                  "Permitted Indebtedness" means, with respect to Company, (i) taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation;
(iii) bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) public or statutory obligations of Company or any of its Subsidiaries; (v) all deferred taxes and (vi) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent permitted to remain unfunded under applicable law.

                  "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                  "Plan" shall have the meaning set forth in Section 4.19(a) hereof.

                  "Registration Rights Agreement" shall mean the Registration Rights Agreement by and between Company and Purchaser, substantially in the form attached hereto as Exhibit B, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

                  "Required Holders" shall mean Persons who hold at least a majority of the outstanding Convertible Preferred Stock.

                  "Restricted Payment" shall mean (i) the declaration of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Company's Stock or (ii) any payment on account of the purchase, redemption or other retirement of Company's Stock or any other payment or distribution made in respect of any Stock of Company, either directly or indirectly.

                  "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

                  "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

                  "Spill" shall have the meaning set forth in
Section 4.10.

                  "Stock" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

                  "Stockholders Agreement" shall mean the Stockholders Agreement by and among Company, Purchaser and each of the other stockholders party thereto, substantially in the form attached hereto as Exhibit C, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

                  "Tangible Net Worth" shall mean, with respect to any Person, at any date, the excess of total assets of such Person at such date over the total liabilities of such Person at such date, each determined on a consolidated basis in accordance with GAAP but excluding from total assets all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses and similar intangible items).

                  "Transaction Documents" shall mean this Agreement, the Certificate of Designation, the Stockholders Agreement, the Registration Rights Agreement and the Warrants.

                  "Warrants" shall have the meaning set forth in the recitals hereto.

                  "Welfare Plan" shall mean any welfare plan, as defined in
Section 3(1) of ERISA, which is maintained or contributed to by Company, any of its Subsidiaries or any ERISA Affiliate.

                  References to this "Agreement" shall mean this Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

                  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

II.  THE PURCHASE OF CONVERTIBLE PREFERRED STOCK
     -------------------------------------------

                  2.1. Authorization of Issue. Prior to the Closing, Company
                       ----------------------
shall have duly authorized the issuance and sale to Purchaser of the number of shares of Convertible Preferred Stock set forth in Section 2.2 below and the Warrants.

                  2.2.  Purchase of Convertible Preferred Stock and Warrants.
                        ----------------------------------------------------
Subject to the terms and conditions set forth in this Agreement, on the Closing Date, GE Capital agrees to subscribe for and purchase from Company, and Company agrees to issue and sell to GE Capital, (i) an aggregate of 50,000 shares of Convertible Preferred Stock containing the terms, preferences and limitations set forth in Exhibit A to this Agreement, and
(ii) an aggregate of 10,670,000 Warrants containing the terms set forth herein and in Exhibit D to this Agreement.

                  The aggregate purchase price for the shares of Convertible Preferred Stock and Warrants purchased on the Closing Date shall be $15,000,000, payable in full on the Closing Date.

                  2.3. Closing. The closing of the purchase and sale of the
                       -------
Convertible Preferred Stock and the Warrants (the "Closing") shall take place within five Business Days after the satisfaction or waiver of the conditions set forth in Article VI hereof or such date and time as shall be mutually agreed to by the parties hereto (the "Closing Date") at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as shall be mutually agreed to by the parties hereto.

                  On the Closing Date, Company will deliver to Purchaser certificates representing the Convertible Preferred Stock and Warrants purchased on such date registered in such names and in such denominations as Purchaser requests against delivery by Purchaser of the purchase price therefor by wire transfer of funds to the account of Company.

                  2.4. Use of Proceeds. Company shall use the net proceeds of
                       ---------------
the sale of the Convertible Preferred Stock and the Warrants to finance acquisitions approved by Purchaser, up to $1,000,000 for computer systems upgrades and up to $2,000,000 for earnout payments or repayment of existing Indebtedness to Senior Management employees.

                  2.5. Tax Allocation. Company and Purchaser hereby acknowledge
                       --------------
and agree that the Warrants are part of an investment unit, which includes the Convertible Preferred Stock. Notwithstanding anything to the contrary contained herein, Company and Purchaser hereby further acknowledge and agree that for United States federal, state and local income tax purposes the aggregate purchase price shall be allocated among the Warrants and the Convertible Preferred Stock as follows: $4,200,000 and $10,800,000, respectively. Company and Purchaser agree to use the foregoing allocation for all income tax purposes with respect to this transaction.

III.  PURCHASER'S REPRESENTATIONS AND COVENANTS
      -----------------------------------------

                  Purchaser makes the following representations and warranties to Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

                  3.1. Investment Intention. Purchaser is purchasing the
                       --------------------
Convertible Preferred Stock and Warrants for its own account, for investment purposes and not with a view to the distribution thereof. Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Convertible Preferred Stock or Warrants (or the Common Stock issuable on conversion or exercise thereof) (or solicit any offers to buy, purchase, or otherwise acquire any of the Convertible Preferred Stock or Warrants or such Common Stock), except in compliance with the Securities Act.

                  3.2. Accredited Investor. Purchaser is an "accredited
                       -------------------
investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

                  3.3. Corporate Existence.  Purchaser is a corporation duly
                       -------------------
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  3.4. Corporate Power; Authorization; Enforceable Obligations.
                       -------------------------------------------------------
The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to be executed by it: (i) are within Purchaser's corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of Purchaser's certificate of incorporation or by-laws; and (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality binding on Purchaser. This Agreement and the other Transaction Documents to which Purchaser is a party have each been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  3.5. Purchaser Covenants. GE Capital shall not purchase or
                       -------------------
otherwise acquire, unless approved by the affirmative vote of a majority of the Board of Directors, additional equity securities of Company (other than pursuant to conversion or exercise of the Convertible Preferred Stock or Warrants, or pursuant to this Agreement) to the extent that, upon consummation of such purchase or acquisition, GE Capital would own in excess of 49.99% of the outstanding Common Stock on a fully diluted basis. For purposes of the immediately preceding sentence, the term "fully diluted" shall mean with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock outstanding at such date and all shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock outstanding on such date, and other options or warrants to purchase, or securities convertible into, shares of Common Stock outstanding on such date which would be deemed outstanding in accordance with GAAP for purposes of determining book value or net income per share.

IV.  COMPANY'S REPRESENTATIONS AND WARRANTIES
     ----------------------------------------

                  Company makes the following representations and warranties to Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

                  4.1. Authorized and Outstanding Shares of Capital Stock. After
                       --------------------------------------------------
giving effect to the Closing, the authorized capital stock of Company consists of 36,250,000 shares of Common Stock, $.01 par value per share, of which 12,722,871 shares are issued and outstanding, and 50,000 shares of Convertible Preferred Stock, $.01 par value per share, of which 50,000 shares will be issued and outstanding. All of such issued and outstanding shares, including, without limitation, the Convertible Preferred Stock, are validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.1(a), (i) there is no existing option, warrant, call, commitment or other agreement to which Company is a party requiring, and there are no convertible securities of Company outstanding which upon conversion would require, the issuance of any additional shares of Stock of Company or other securities convertible into shares of equity securities of Company, other than the Convertible Preferred Stock and the Warrants, and (ii) there are no agreements to which Company is a party or, to the knowledge of Company, to which any stockholder or warrant holder of Company is a party, with respect to the voting or transfer of the Stock of Company or with respect to any other aspect of Company's affairs, other than the Stockholders Agreement. Except as set forth on Schedule 4.1(a), there are no stockholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Stock by Company, other than pursuant to the Transaction Documents. True and correct copies of the certificate of incorporation and by-laws of Company have been delivered to Purchaser.

                  4.2. Authorization and Issuance of Convertible Preferred Stock
                       ---------------------------------------------------------
and Warrants. The issuance of the Convertible Preferred Stock and Warrants have
------------
been duly authorized by all necessary corporate action on the part of Company and, upon delivery to Purchaser of certificates therefor against payment in accordance with the terms hereof, the Convertible Preferred Stock will have been validly issued and fully paid and non-assessable, free and clear of all pledges, liens, encumbrances and preemptive rights, except as provided in the Stockholders Agreement. The issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock and upon exercise of the Warrants has been duly authorized by all necessary corporate action on the part of Company and, when issued upon conversion of the Convertible Preferred Stock, or upon exercise of the Warrants, such Common Stock will have been validly issued and fully paid and non-assessable. Company has duly reserved 15,085,612 shares of Common Stock for issuance pursuant to the terms of the Convertible Preferred Stock and the Warrants.

                  4.3.  Securities Laws.  In reliance on the investment
                        ---------------
representations contained in Section 3.1, the offer, issuance, sale and delivery of the Convertible Preferred Stock and the Warrants, as provided in this

Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Convertible Preferred Stock and the Warrants under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Convertible Preferred Stock and the Warrants to the registration requirements of Section 5 of the Securities Act.

                  4.4. Corporate Existence; Compliance with Law. Company and
                       ----------------------------------------
each of its Subsidiaries, (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada in the case of Company and as set forth on Schedule 4.5 in the case of its Subsidiaries; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted; (iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate or articles of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law, including, without limitation, the Telephone Consumer Protection Act of 1991 and the Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and the regulations of the Federal Trade Commission issued thereunder, except for such non-compliance which would not have a Material Adverse Effect.

                  4.5. Subsidiaries. There currently exist no Subsidiaries of
                       ------------
Company other than as set forth on Schedule 4.5 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class owned by Company or a Subsidiary of Company or any other Person. There are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

                  4.6. Corporate Power; Authorization; Enforceable Obligations.
                       -------------------------------------------------------
The execution, delivery and performance by Company of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by Company, the issuance and sale of the Convertible Preferred Stock and the Warrants and the consummation of the other transactions contemplated by any of the foregoing: (i) are within Company's corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Company's certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality;
(v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Company or any of its Subsidiaries; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except for (A) the filing of an amendment to Company's certificate of incorporation to authorize the Convertible Preferred Stock, substantially in the form of the Certificate of Designation, (B) those filings required by the Registration Rights Agreement,
(C) to the extent previously obtained or made) and (D) filing of a listing application with NASDAQ. At or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by Company and each shall then constitute a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Nevada.

                  4.7. Financial Statements. (a) The audited consolidated
                       --------------------
balance sheet of Company as at June 30, 1997, and the related consolidated statements of income, retained earnings and cash flows for the year then ended, with the opinion thereon of Coopers & Lybrand L.L.P. and the unaudited balance sheet of Company as at September 30, 1997 (the "Balance Sheet") and the related unaudited statements of income, retained earnings and cash flows for the three months then ended, copies of which have previously been delivered to Purchaser, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Company as at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended, subject in the case of the interim statements to normal year end audit adjustments.

                  (b) Except as set forth on Schedule 4.7, neither Company nor any of its Subsidiaries has any material obligations, contingent or otherwise, including, without limitation, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Balance Sheet, other than those incurred since September 30, 1997, in the ordinary course of business.

                  (c) Except as set forth on Schedule 4.7, no dividends or other distributions have been declared, paid or made upon any shares of capital Stock of Company, nor have any shares of capital Stock of Company been redeemed, retired, purchased or otherwise acquired for value by Company since September 30, 1997.

                  4.8. Ownership of Property. (a) Neither Company nor any of its
                       ---------------------
Subsidiaries owns any real estate. Each of Company and its Subsidiaries has valid and marketable leasehold interests in the leases described in Schedule 4.8 hereto, and, except as set forth on Schedule 4.8, good and marketable title to, or valid leasehold interests in, all of its other properties and assets free and clear of all Liens.

                  (b) All real property leased by Company and its Subsidiaries is set forth on Schedule 4.8. Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect. Company has delivered to Purchaser true and complete copies of each of such leases set forth on Schedule 4.8 and all documents affecting the rights or obligations of Company or any of its Subsidiaries, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Except as set forth on Schedule 4.8, none of Company, any of its Subsidiaries nor, to its knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease.

                  (c) Except as disclosed on Schedule 4.8, neither Company nor any of its Subsidiaries is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by Company or such Subsidiary.

                  4.9. Material Contracts; Indebtedness. Schedule 4.9 contains a
                       --------------------------------
true, correct and complete list and description of all Material Contracts. Each Material Contract is a valid and binding agreement of Company or its Subsidiaries (as the case may be) enforceable against Company or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and neither Company nor any of its Subsidiaries has any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Company and each of its Subsidiaries has fulfilled all obligations required pursuant to the Material Contracts to have been performed by Company or such Subsidiary on its part. Except as set forth in Schedule 4.9, neither Company nor any of its Subsidiaries is in default or breach, nor to Company's or such Subsidiary's knowledge is any third party in default or breach, under or with respect to any Material Contract. Except as set forth on
Schedule 4.9, neither Company nor any of its Subsidiaries has any Indebtedness except Permitted Indebtedness.

                  4.10. Environmental Protection. (a) Except as set forth on
                        ------------------------
Schedule 4.10, to Company's and its Subsidiaries' knowledge, all real property owned, leased or otherwise operated by Company and its Subsidiaries (each, a "Facility") is free of contamination from any substance, waste or material (i) currently identified to be toxic or hazardous pursuant to, or which may result in liability under, any Environmental Law or (ii) within the definition of a substance which is toxic or hazardous under any Environmental Law, including, without limitation, any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance which has in the past or could at any time in the future cause or constitute a health, safety, or environmental hazard to any Person or property or result in any Environmental Liabilities and Costs ("Hazardous Substance") of more than $100,000 or which, in either case, could have a Material Adverse Effect. Except as set forth on Schedule 4.10, neither Company nor any of its Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Substances at or from the Facility (a "Spill") which could result in Environmental Liabilities and Costs in excess of $100,000.

                  (b) Company and each Subsidiary has generated, treated, stored and disposed of any Hazardous Substances in full compliance with applicable Environmental Laws, except for such non-compliances which would not have a Material Adverse Effect.

                  (c) Company and each Subsidiary has obtained, or has applied for, and is in full compliance with and in good standing under all permits required under Environmental Laws (except for such failures which would not have a Material Adverse Effect) and neither Company nor any of its

Subsidiaries has any knowledge of any proceedings to substantially modify or to revoke any such permit.

                  (d) Except as set forth on Schedule 4.10, there are no investigations, proceedings or litigation pending or, to Company's or its Subsidiaries' knowledge, threatened affecting or against Company, any of its Subsidiaries or the Facilities relating to Environmental Laws or Hazardous Substances.

                  (e) Since January 1, 1997, except for communications in connection with the matters listed on Schedule 4.10, neither Company nor any of its Subsidiaries has received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against Company or its Subsidiaries.

                  4.11. Labor Matters. (a) There are no strikes or other labor
                        -------------
disputes against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened. Hours worked by and payment made to employees of Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Company and each of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Company or such Subsidiary. There is no organizing activity involving Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to Company's or its Subsidiaries' knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Company or its Subsidiaries has made a pending demand for recognition. There are no complaints or charges against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Company or any of its Subsidiaries of any individual.

                  (b) Neither Company nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Company or its Subsidiaries.

                  4.12. Other Ventures. Except as set forth on Schedule 4.12,
                        --------------
neither Company nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

                  4.13. Taxes. Except as set forth on Schedule 4.13, all
                        -----
federal, state, local and foreign tax returns, reports and statements required to be filed by Company and its Subsidiaries have been timely filed with the appropriate Governmental Authority and all such returns, reports and statements are true, correct and complete in all material respects. All Charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by Company and its Subsidiaries from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Neither Company nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No tax audits or other administrative or judicial proceedings are pending or threatened with regard to any Charges for which Company or any Subsidiary may be liable and no assessment of Charges is proposed against the Company or any Subsidiary. Neither Company nor any of its Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Company or any of its Subsidiaries is property which such company is required to treat as being owned by any other Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). Neither Company nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Neither Company nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

                  4.14. No Litigation. Except as disclosed on Schedule 4.14, no
                        -------------
action, claim or proceeding is now pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators.

                  4.15. Brokers. Except as set forth on Schedule 4.15, no broker
                        -------
or finder acting on behalf of Company or any of its Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Agreement and neither Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. Company is solely responsible for the payment of all such finder's or brokerage fees.

                  4.16. Employment and Labor Agreements. Except as set forth on
                        -------------------------------
Schedule 4.16, there are no employment, consulting or management agreements covering management of Company or any of its Subsidiaries.

                  4.17. Patents, Trademarks, Copyrights and Licenses. Company
                        --------------------------------------------
and each of its Subsidiaries owns all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it, each of which is listed, together with Patent and Trademark Office or Copyright Office application or registration numbers, where applicable, on Schedule 4.17 hereto. To Company's knowledge, Company and each of its Subsidiaries conducts its businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except as set forth on Schedule 4.17 hereto. To Company's knowledge, there is no infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Company or any of its Subsidiaries, except as set forth on
Schedule 4.17 hereto.

                  4.18. No Material Adverse Effect. Except as set forth on
                        --------------------------
Schedule 4.18, no event has occurred since June 30, 1997 which has had or could be reasonably expected to have a Material Adverse Effect.

                  4.19. ERISA. (a) Schedule 4.19 sets forth: (i) all "employee
                        -----
benefit plans", as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs (the "Plans") maintained by Company and any of its Subsidiaries or to which Company or and of its Subsidiaries contributed or is obligated to contribute thereunder, and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA (the "Pension Plans"), maintained by Company, any of its Subsidiaries or any of its ERISA Affiliates to which Company, any of its Subsidiaries or any of its ERISA Affiliates contributed or is obligated to contribute thereunder.

                  (b) Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not purchased the Convertible Preferred Stock and Warrants from Company at the Closing in accordance with the terms of this Agreement.

                  (c) The Pension Plans intended to be qualified under Section 401 of the IRC are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the IRC.

                  (d) All contributions required by law or pursuant to the terms of the Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans.

                  (e) There is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the respective Pension Plans, which are subject to Title IV of ERISA. Each of the respective Pension Plans are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of the Pension Plan and all benefit liabilities do not exceed the assets of such Pension Plans.

                  (f) There has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans which would require the giving of notice, or any event requiring disclosure under Section 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA.

                  (g) There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

                  (h) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to Purchaser by Company: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500 (including any schedules thereto) and the most recent actuarial valuation report, if any, (C) the last IRS determination letter, (D) summary plan descriptions, (E) written communications to employees relating to the Plans and (F) written descriptions of all non-written agreements relating to the Plans.

                  (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), nor does Company or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit.

                  (j) All amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

                  (k) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and neither Company nor any of its Subsidiaries or "party in interest" or "disqualified person" with respect to the Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or Section 406 of ERISA.

                  (l) None of Company, any of its Subsidiaries or any ERISA Affiliate has terminated any Pension Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

                  (m) None of Company, any of its Subsidiaries or any ERISA Affiliate maintains retired life and retired health insurance plans which are Welfare Plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Company, all of its Subsidiaries and all ERISA Affiliates which maintains a Welfare Plan has complied with the notice and continuation requirements of COBRA and the regulations thereunder.

                  (n) None of Company, any of its Subsidiaries or any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan as of either Closing.

                  (o) None of Company, any of its Subsidiaries or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to either Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

                  (p) None of Company, any of its Subsidiaries, any ERISA Affiliate or any organization to which Company is a successor or parent corporation, within the meaning of

Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of
Section 4069 of ERISA.

                  4.20. SEC Documents. Company has made available to Purchaser a
                        -------------
true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the SEC since January 1, 1997 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company (including, in each case, the notes thereto) included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects and in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount) the consolidated financial position of Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Company and its consolidated Subsidiaries for the periods presented therein.

                  4.21. Ordinary Course of Business. Except as set forth on
                        ---------------------------
Schedule 4.7 or in response to the events described therein, since June 30, 1997, Company and each of its Subsidiaries has conducted its operations only in the ordinary course of business consistent with past practice.

                  4.22.  Insurance.  Schedule 4.22 hereto contains a
                         ---------
complete and correct list of all policies of insurance of any kind or nature covering Company and its Subsidiaries, including, without limitation, policies of life, fire, theft, officer and director coverage, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to Purchaser. Such policies are in amounts customary for the industry in which Company or such Subsidiary operates.

                  4.23. Accounts Receivable. All accounts receivable of Company
                        -------------------
and its Subsidiaries as shown on the Balance Sheet are collectible in the ordinary course of business by Company or such Subsidiary, net of the reserves for bad debts shown on the Balance Sheet.

                  4.24. Minute Books. The minute books of Company, as previously
                        ------------
made available to Purchaser accurately reflect all formal corporate action of the stockholders and Board of Directors of Company.

                  4.25. Year 2000 Systems. Company has made and will continue to
                        -----------------
make reasonable efforts to enable Company's computer systems and software to accurately process date data, including but not limited to, calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations.

                  4.26. Full Disclosure. No information contained in this
                        ---------------
Agreement, any other Transaction Document, the Financial Statements or any written statement furnished by or on behalf of Company pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

V.  COVENANTS
    ---------

                  5.1. Affirmative and Financial Covenants. Company covenants
                       -----------------------------------
and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as at least 20% of the shares of Convertible Preferred Stock issued on the Closing Date are outstanding:

                  (a) Books and Records. Company shall, and shall cause its
                      -----------------
Subsidiaries to, keep adequate records and books of account with respect to their business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP.

                  (b) Financial and Business Information.
                      ----------------------------------

                                  (i)      Monthly Information.  Commencing with
                                           -------------------
         the month ending December 31, 1997, Company will deliver to Purchaser as soon as practicable after the end of each month, but in any event within 30 days thereafter: (A) monthly sales reports by client; (B) monthly accounts receivable reports; and (C) monthly accounts payable reports.

                                 (ii)      Quarterly Information.  Company will
                                           ---------------------
         deliver to Purchaser as soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year of Company, but in any event within 45 days thereafter, (A) an unaudited consolidated balance sheet of Company and its Subsidiaries, as at the end of such quarter, and (B) unaudited consolidated statements of income, retained earnings and cash flows of Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in comparative form in each case the projected consolidated figures for such period and the actual consolidated figures for the comparable period of the prior fiscal year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail and (3) certified by the principal financial or accounting officer of Company.

                                (iii)      Annual Information.  Company will
                                           ------------------
         deliver to Purchaser as soon as practicable after the end of each fiscal year of Company, but in any event within 90 days thereafter, (A) an audited consolidated balance sheet of Company and its Subsidiaries, as at the end of such year, and (B) audited consolidated statements of income, retained earnings and cash flows of Company and its Subsidiaries, for such year; setting forth in each case in comparative form the figures for the previous year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail and (3) certified by

         Coopers & Lybrand L.L.P. or such other firm of independent certified public accountants of recognized national standing selected by Company and reasonably acceptable to the Required Holders.

                                 (iv)       Filings.  Company will deliver to
                                            -------
         Purchaser, promptly upon their becoming available, one copy of each report, notice or proxy statement sent by Company to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and any registration statement, prospectus or other writing (other than transmittal letters) (including, without limitation, by electronic means) pursuant to the Securities Act filed by Company with (i) the SEC or (ii) any securities exchange or NASDAQ on which shares of Common Stock of Company are listed.

                                  (v)      Projections.  Company will deliver to
                                           -----------
         Purchaser within 15 days prior to the beginning of each Fiscal Year:

                                           (A) projected consolidated balance
                                               sheets of Company and its
                                               Subsidiaries, for such Fiscal
                                               Year, on a monthly basis;

                                           (B) projected consolidated cash flow
                                               statements of Company and its
                                               Subsidiaries, including summary
                                               details of cash disbursements
                                               (including for Capital
                                               Expenditures), for such Fiscal
                                               Year, on a monthly basis;  and

                                           (C) projected consolidated income
                                               statements of Company and its
                                               Subsidiaries, for such Fiscal
                                               Year, on a monthly basis;

                  in each case, approved by the Board of Directors of Company, together with appropriate supporting details.

                           (vi) Customer Complaints; Other Information. Company
                                --------------------------------------
         will promptly notify Purchaser of any material customer complaints concerning Company's products and services. If requested by Purchaser, Company will deliver to Purchaser such other information respecting Company's or any of its Subsidiaries' business, financial condition or prospects as Purchaser may, from time to time, reasonably request.

                  (c) Communication with Accountants. Company authorizes
                      ------------------------------
Purchaser to communicate directly with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to Purchaser any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Company and any of its Subsidiaries. At or before the Closing Date, Company shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.1(c).

                  (d) Tax Compliance. Company shall pay all transfer, excise or
                      --------------
similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by Company to Purchaser of the Convertible Preferred Stock and Warrants and the Common Stock issuable upon conversion or exercise thereof, and shall indemnify and save Purchaser harmless without limitation as to time against any and all liabilities with respect to such taxes. Company shall not be responsible for any taxes in connection with the transfer of the Convertible Preferred Stock, Warrants or such Common Stock by the holder thereof. The obligations of Company under this Section 5.1(d) shall survive the payment, prepayment or redemption of the Convertible Preferred Stock and Warrants and the termination of this Agreement.

                  (e) Insurance. (i) Company shall and shall cause each
                      ---------
Subsidiary of Company to maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation, directors' and officers' insurance and insurance on all property and assets material to the operation of the business, all in amounts customary for the industry. Company shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them.

                                 (ii) Company shall purchase, by March 24,
1998, and shall thereafter maintain, a term life insurance policy, owned by Company, on the life of Jeremy Barbera (so long as he remains an employee of Company) in the amount of $1,000,000, the beneficiary of which shall be Company.

                  (f) Employee Plans. (i) With respect to other than a
                      --------------
Multiemployer Plan, for each Plan and Pension Plan intended to be qualified under Section 401(a) of the IRC hereafter adopted or maintained by Company, any of its Subsidiaries or any ERISA Affiliate, Company shall (A) seek, or cause its Subsidiaries or ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Plan or Pension Plan is qualified within the meaning of Section 401(a) of the IRC; and (B) from and after the adoption of any such Plan or Pension Plan, cause such plan to be qualified within the meaning of
Section 401(a) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the IRC.

                                 (ii)       With respect to each Welfare Plan
hereafter adopted or maintained by Company, any of its Subsidiaries or any ERISA Affiliate, Company shall comply, or cause its Subsidiaries or ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder.

                                (iii)       Company shall not, directly or
indirectly, and shall not permit its Subsidiaries or any ERISA Affiliate to directly or indirectly by reason of an amendment or amendments to, or the adoption of, one or more Pension Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA, (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to exceed the fair market value of assets allocable to such benefits by more than $50,000, or to increase to the extent security must be provided to any Pension Plan, under Section 401(a)(29) of the IRC. Neither Company nor any of its Subsidiaries shall establish or become obligated to any new Retiree Welfare Plan, which would result in the present value of future liabilities under any such plans to exceed $50,000. Neither Company nor any of its Subsidiaries or ERISA Affiliates shall establish or become obligated to any new unfunded Pension Plan, which would result in the present value of future liabilities under any such plans to exceed $50,000. Company shall not directly or indirectly, and shall not permit its Subsidiaries or any ERISA Affiliate to (a) satisfy any liability under any Pension Plan by purchasing annuities from an insurance company or (b) invest the assets of any Pension Plan with an insurance company, unless, in each case, such insurance company is rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency at the time of the investment.

                                 (iv)  Company, any of its Subsidiaries and any
ERISA Affiliate shall not contribute or become obligated to contribute to any Multiemployer Plan.

                  (g) Compliance with Law. Company shall, and shall cause each
                      -------------------
of its Subsidiaries to, comply with all laws, including Environmental Laws, the Telephone Consumer Protection Act of 1991 and the Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and the regulations of the Federal Trade Commission issued thereunder, in each case, applicable to it, except where the failure to comply would not be reasonably likely to result in a Material Adverse Effect.

                  (h) Financial Covenants. Company and its Subsidiaries shall,
                      -------------------
on a consolidated basis:

                  (i) maintain, at all times, a Tangible Net Worth of Company of at least the amount set forth for each Fiscal Year below:


           Fiscal Year Ending June 30                Tangible Net Worth
           --------------------------                ------------------

        1998                                              $1,500,000
        1999                                              $2,000,000
        2000                                              $3,000,000
        2001, and each Fiscal Year thereafter             $4,000,000

                                 (ii)       maintain, at the end of each fiscal
quarter ending during each Fiscal Year set forth below, a ratio of EBITDA to Fixed Charges for the latest four quarters of not less than the amounts set forth below:

         Fiscal Year Ending June 30              Minimum Ratio
         --------------------------              -------------

        1998                                     1.8 to 1.0
        1999                                     2.0 to 1.0
        2000                                     2.2 to 1.0
        2001, and each Fiscal Year thereafter    2.4 to 1.0


                  (i) Maintenance of Existence and Conduct of Business. Company
                      ------------------------------------------------
shall, and shall cause each of its Subsidiaries to: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights and franchises; (ii) at all times maintain, preserve and protect all of its patents, trademarks and trade names, and preserve all the remainder of its material assets, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices and (iii) continue to conduct a database management and other direct marketing business and businesses related to the business that Company is engaged in on the date hereof.

                  (j) Access. Company shall permit representatives of Purchaser
                      ------
to visit and inspect any of the properties of Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of Company and its Subsidiaries with the principal officers of Company and its Subsidiaries, all at such reasonable times, upon reasonable notice and as often as Purchaser may reasonably request.

                  (k) Excess Cash. Company shall invest all excess cash in cash
                      -----------
and Cash Equivalents.

                  (l) Exchange of Stock Certificates. Company will, at its
                      ------------------------------
expense, promptly upon surrender of any certificates representing shares of Convertible Preferred Stock at the office of Company referred to in, or designated pursuant to, Section 10.1 hereof, execute and deliver to Purchaser so surrendering such certificates a new certificate or certificates in denominations specified by Purchaser for an aggregate number of shares of Convertible Preferred Stock equal to the number of shares of such stock represented by the certificates surrendered.

                  (m) Lost, Stolen, Destroyed or Mutilated Stock Certificates.
                      -------------------------------------------------------
Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of any certificate for shares of Convertible Preferred Stock and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to Company (which may be an undertaking by a Purchaser to so indemnify Company), or, in the case of mutilation, upon surrender and cancellation thereof, Company will issue a new certificate of like tenor for a number of shares of Convertible Preferred Stock equal to the number of shares of such stock represented by the certificate lost, stolen, destroyed or mutilated.

                  (n) NASDAQ. Company shall take all steps necessary to cause
                      ------
the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Warrants to be listed on the Nasdaq SmallCap Market as soon as reasonably practicable.

                  5.2. Negative Covenants. Company covenants and agrees that
                       ------------------
from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as at least 20% of the shares of Convertible Preferred stock issued on the Closing Date are outstanding:

                  (a) Permitted Acquisitions or Investments. Company shall not,
                      -------------------------------------
and shall not permit any of its Subsidiaries to, directly or indirectly in any transaction or related series of transactions, acquire or invest in, whether for cash, debt, Stock, or other property or assets or by guaranty of any obligation, any assets or business of any Person other than (i) acquisitions of assets in the ordinary course of business of Company, (ii) acquisitions by Company or wholly-owned Subsidiaries of Company from Company or any such wholly-owned Subsidiary or investments therein or (iii) acquisitions involving aggregate purchase price of not more than $1,000,000, but not to exceed $5,000,000 per Fiscal Year. Company shall not, and shall not permit any of its Subsidiaries to invest in any Person if, after giving effect thereto, such Person would be an Affiliate of Company, other than investments in existing wholly-owned Subsidiaries of Company.

                  (b) Sales of Assets; Liquidation. Company shall not, and shall
                      ----------------------------
not permit any Subsidiary of Company to, (i) sell, transfer, convey or otherwise dispose of any assets or properties or (ii) liquidate, dissolve or wind up Company or any of its Subsidiaries, except for transfers to Company, whether voluntary or involuntary; provided, however, that the foregoing shall not prohibit (i) the sale of assets or property in the ordinary course of business,
(ii) the sale of surplus or obsolete equipment and fixtures, (iii) transfers resulting from any casualty or condemnation of assets or properties, or (iv) assets or properties constituting businesses that are not a Core Business.

                  (c) Agreements. Company shall not and shall not permit any
                      ----------
Subsidiary of Company to take or omit to take any action, which act or omission would constitute a default or an event of default under any agreement, document or instrument to which it is a party (a "Cross Default"), (A) involving the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of the type described in clauses (i),
(ii) or (iii) of the definition of "Indebtedness" of Company, which Indebtedness is in an aggregate amount exceeding $100,000, or (B) causing (or permitting any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $100,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

                  (d) Employee Loans. Company shall not and shall not permit any
                      --------------
Subsidiary of Company to make or accrue any loans or other advances of money to any employee of Company or such Subsidiary, other than in the ordinary course of business in an aggregate amount outstanding not to exceed $100,000 at any one time.

                  (e) Capital Stock. Company shall not issue or agree to issue
                      -------------
any of its authorized but not outstanding shares of Stock (including treasury shares), except the issuance of Common Stock upon conversion of Convertible Preferred Stock, or upon exercise of the Warrants, or the issuance of Common Stock upon exercise of options and warrants outstanding on the Closing Date or upon issuance of Common Stock pursuant to an existing incentive stock option plan of Company as presently in effect, or upon issuance of Common Stock pursuant to an acquisition of another corporation by Company by merger, purchase of all or substantially all of the assets, or other reorganization which is permitted hereunder. Company shall not issue any additional shares of Convertible Preferred Stock. Company's authorized capital Stock shall not include any Stock senior to or pari passu with the Convertible Preferred Stock.

                  (f) Transactions with Affiliates. Company shall not and shall
                      ----------------------------
not permit any Subsidiary of Company to enter into or be a party to any transaction with any Affiliate of Company or such Subsidiary, except (i) transactions expressly permitted hereby, (ii) ordinary course transactions between Company and its wholly-owned

Subsidiaries or between such Subsidiaries and (iii) payment of compensation to employees and directors' fees.

                  (g) Indebtedness. Company shall not and shall not permit any
                      ------------
Subsidiary of Company to incur or suffer to exist any Indebtedness except: (i) Indebtedness existing on the date hereof and listed on Schedule 4.9; (ii) Permitted Indebtedness; (iii) other Indebtedness pursuant to a working capital line of credit in an aggregate amount not to exceed $3,500,000 for the Fiscal Year ending June 30, 1998, and, for each Fiscal Year thereafter, the greater of $3,500,000 and an amount not to exceed 5% of Company's gross revenues for the prior Fiscal Year, provided that no event shall have occurred and be continuing, or would result from the incurrence of such Indebtedness, which constitutes or would constitute a Default or an Event of Default; or (iv) Indebtedness owing by Company to any of its wholly-owned Subsidiaries or by any of Company's wholly-owned Subsidiaries to any other wholly-owned Subsidiaries or Company.

                  (h) Restricted Payments. Company shall not and shall not
                      -------------------
permit any Subsidiary of Company to make any Restricted Payments nor shall Company permit any Subsidiary to make such payments with respect to Company's Stock; provided, however, that Company may redeem (i) the Convertible Preferred Stock in accordance with its terms and (ii) outstanding options or warrants, up to an aggregate of $2,000,000 in any Fiscal Year.

                  (i) Mergers and Subsidiaries. Neither Company nor any
                      ------------------------
Subsidiary of Company shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with any Person, nor shall Company create any Subsidiary, other than (i) the creation of wholly-owned Subsidiaries or (ii) mergers of wholly-owned Subsidiaries of Company into Company or any other of its wholly-owned Subsidiaries.

                  (j) Management Compensation. Company shall not and shall not
                      -----------------------
permit any Subsidiary of Company to increase the salary and bonus in any year of the officers of Company and its Subsidiaries, if as a result of such increase, any such officer's total Compensation would increase by more than 10% of his or her total Compensation for the prior year, provided that any mandatory increase in Compensation paid in accordance with the terms of existing employment agreements, copies of which have been furnished to Purchaser, is permitted hereunder.

                  (k) Amendments to Certificate of Incorporation and By-Laws.
                      ------------------------------------------------------
Company shall not authorize, adopt or approve an amendment to the Certificate of Incorporation of Company or the By-Laws of Company, except to increase the number of authorized shares of common stock.

                  (l) Capital Expenditures. Company shall not permit any Capital
                      --------------------
Expenditures to be made in excess of $2,500,000 for the Fiscal Year ending June 30, 1998, and, for each Fiscal Year thereafter, an amount not to exceed 5% of Company's gross revenues for the prior Fiscal Year.

                  5.3. Remedies for Breach of Covenants. Upon the occurrence and
                       --------------------------------
during the continuance of a breach by Company of any of the covenants contained in this Article V (subject to notice and opportunity to cure as set forth in the definition of Event of Default), in addition to any other remedies available at law or in equity, the holders of the Convertible Preferred Stock shall be entitled to an increase in the dividend rate on the Convertible Preferred Stock and an additional director in accordance with the provisions of the Certificate of Designation.

                  5.4. Certain Tax Matters. (a) In the event (i) of a Final
                       -------------------
Determination (as defined below) that, due to any reason (including by reason of any of the terms of Convertible Preferred Stock) other than an act or failure to act of Purchaser (including by reason of the application of IRC Section 246(c) or IRC Section 246A) or Purchaser being other than a corporation, dividends paid or accrued on the Convertible Preferred Stock pursuant to Sections 3, 4, 6 or 7(a) of the Certificate of Designation ("Stated Dividends") are not eligible for the dividends received deduction provided under the Dividends Deduction Laws (as defined in Section 5.5 below) (the "Dividends-Received Deduction"), (ii) any Dividends Deduction Law or any similar or corresponding state or local law is amended to reduce or eliminate or otherwise limit the Dividends-Received Deduction available to Purchaser with respect to Stated Dividends or any other dividend paid or accrued or deemed paid or accrued on the Convertible Preferred Stock or (iii) any Stated Dividend with respect to the Convertible Preferred Stock does not constitute, in whole or in part, a dividend for federal income tax purposes or such dividend is subject to Section 1059 of the IRC (in either case, an

"Excess Distribution"), Company shall pay to Purchaser with respect to each such dividend payment, no later than the Payment Date (as defined below), an additional payment (the "Gross-Up Payment") such that the net amount of such Gross- Up Payment received and retained by Purchaser after payment by Purchaser of any federal, state and local income tax payable with respect to such Gross-Up Payment shall equal, in the case of (i) or (ii) above, the difference between
(x) the federal, state and local income tax payable by Purchaser with respect to such dividend in its taxable year in which the dividend was paid or deemed paid and (y) the federal, state and local income tax which would have been payable by Purchaser in its taxable year in which the dividend was paid or deemed paid if the events described in (i) or (ii) had not occurred and in the case of (iii) above, an amount which, when taken together with the aggregate distributions (whether treated as dividends or Excess Distributions for federal income tax purposes) paid or deemed paid to Purchaser during any taxable year, would cause Purchaser's net yield in dollars (after taking into effect the federal income tax consequences of treating the Excess Distributions received by Purchaser as capital gain received upon the taxable sale or exchange of Convertible Preferred Stock) to be equal to the net yield in dollars which would have been received by Purchaser had none of the distributions paid or deemed paid to Purchaser during such taxable year constituted Excess Distributions, in all cases together with any interest or penalties actually payable by Purchaser to the IRS or any other applicable taxing authority by reason of such events.

                  (b) A "Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final or (ii) a closing agreement entered into under Section 7121 (or any successor to such Section) of the IRC or any corresponding provision of state or local law, or any other settlement agreement entered into in connection with an administrative or judicial proceeding and consented to by a Purchaser or any member of its consolidated group. The "Payment Date" shall mean the date that is 90 days after the end of the relevant taxable year.

                  (c) If Purchaser is notified formally or informally of any audit, examination or proceeding by the IRS or any other taxing authority with respect to the availability of the Dividends-Received Deduction, Purchaser shall promptly notify Company of such audit, examination or proceeding; provided, however, that Purchaser's failure to give such notice or to keep Company fully informed concerning a Contest (as defined below) shall not affect Company's obligation to make Gross-Up Payments in accordance with this Section. Purchaser shall have exclusive control and responsibility to conduct any audit, examination, proceeding or litigation (a "Contest") with respect to such issue.

                  (d) All subsequent holders of the Convertible Preferred Stock shall be entitled to all of the benefits of this Section; provided that any such subsequent holder qualifies for the Dividends-Received Deduction under the then current Dividend Deductions Laws at the time of its acquisition of the Convertible Preferred Stock.

                  5.5. Status of Dividends. Company will not (i) in any income
                       -------------------
tax return or claim for refund of income tax or other submission to the IRS or other taxing authority claim a deduction in respect of amounts paid or payable under the Convertible Preferred Stock, whether as interest or pursuant to any other statutory provisions or regulation now in effect or hereafter enacted or adopted, except to the extent that any such deduction shall not, in the opinion of counsel satisfactory to the Required Holders, operate to jeopardize the availability to Purchaser of the dividends received deduction provided by
Section 243(a)(1) of the IRC, or any successor provision or any similar or corresponding provision under state or local law (collectively, the "Dividends Deduction Laws"), (ii) in any report to stockholders, or to any governmental body having jurisdiction over Company or otherwise treat the Convertible Preferred Stock other than as equity capital or the dividends paid thereon other than as dividends paid on equity capital unless required to do so by a governmental body having jurisdiction over the accounts of Company or by a change in GAAP required as a result of action by an authoritative accounting standards-setting body, and (iii) except to the extent permitted in clause (i) above and other than as expressly permitted by this Agreement or Company's Certificate of Incorporation take any action which would result in the dividends paid by Company on the Convertible Preferred Stock out of Company's current or accumulated earnings and profits being ineligible for the dividends received deduction provided by any Dividends Deduction Laws.

VI.  CONDITIONS PRECEDENT
     --------------------

                  6.1. Conditions Precedent. The obligation of Purchaser to
                       --------------------
purchase the Convertible Preferred Stock and Warrants pursuant to Section 2.2 hereof, is subject to the condition that Purchaser shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Required Holders:

                  (a) Favorable opinions of Camhy Karlinsky & Stein, LLP, counsel to Company and Lionel Sawyer & Collins, Nevada counsel to Company, substantially in the form attached hereto as Exhibit E, it being understood that to the extent that such opinion of counsel to Company shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to Purchaser and shall provide that Purchaser may rely thereon.

                  (b) Resolutions of the board of directors of Company, certified by the Secretary or Assistant Secretary of Company, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing
(i) the consummation of each of the transactions contemplated by this Agreement and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

                  (c) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that Company is organized and in good standing in the jurisdiction of its organization and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

                  (d) True and correct copies, certified by the Secretary or Assistant Secretary of Company, of the document evidencing the terms of the Convertible Preferred Stock, which shall contain the terms set forth in Exhibit A attached hereto and evidence of the filing of the Certificate of Designation with the Secretary of State of the State of Nevada, it being understood that as soon as practicable after the Closing Date, Company shall file an amendment to the previously filed Certificate of Designation so as to conform it to the terms set forth in Exhibit A hereto.

                  (e) A copy of the organizational charter and all amendments thereto of Company, certified as of a recent date by the Secretary of State of the State of Nevada, and copies of Company's by-laws, certified by the Secretary or Assistant Secretary of Company as true and correct as of the Closing Date.

                  (f) The letter from Company to its accountants referred to in
Section 5.1(c).

                  (g) The Registration Rights Agreement and the Stockholders Agreement duly executed by the parties thereto.

                  (h) Certificates of the Secretary or an Assistant Secretary of Company, dated the Closing Date, as to the incumbency and signatures of the officers of Company executing this Agreement, the Convertible Preferred Stock, the Warrants, each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                  (i) Certificate of the President of Company, dated the Closing Date, stating that all of the representations and warranties of Company contained herein or in the other Transaction Documents are true and correct on and as of the Closing Date as if made on such date and that no breach of any covenant contained in Article V has occurred or would result from the Closing hereunder.

                  6.2. Additional Conditions to Closing. The obligation of
                       --------------------------------
Purchaser to purchase the Convertible Preferred Stock and the Warrants to be purchased on the Closing Date pursuant to Section 2.2 is subject to the additional conditions precedent that:

                  (a) Purchaser shall have received evidence that the insurance policies provided for in Section 4.24 are in full force and effect, certified by the insurer thereof.

                  (b) Except as disclosed pursuant to Article IV, there shall not have occurred any event or condition since June 30, 1997 which could have a Material Adverse Effect.

                  (c) All of the representations and warranties of Company contained herein or in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date as if made on such date and no breach of any covenant contained in Article V shall have occurred or would result from the Closing hereunder.

                  (d) The Closing shall have occurred no later than December 31, 1997.

                  (e) Purchaser shall have completed its business, financial and legal due diligence investigation and review of Company with results satisfactory to it in its sole discretion.

VII.  SECURITIES LAW MATTERS
      ----------------------

                  7.1.  Legends.  Each certificate representing the
                        -------
Convertible Preferred Stock shall bear a legend substantially in the following form:

                  "THE SERIES D CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH CONVERTIBLE PREFERRED STOCK. THE SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM."

VIII.  INDEMNIFICATION
       ---------------

                  Company agrees to indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors and employees from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind ("Losses") which may be imposed upon, incurred by or asserted against Purchaser or such other indemnified Persons in any manner relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by Company contained herein or in any certificate or document delivered pursuant hereto or arising out of any Environmental Law applicable to Company or its Subsidiaries or otherwise relating to or arising out of the transactions contemplated hereby, other than those Losses that arise as a result of

Purchaser's or such other indemnified Persons' gross negligence or willful misconduct.

IX.  EXPENSES
     --------

                  Company shall pay all reasonable out-of-pocket expenses of Purchaser in connection with the preparation of the Transaction Documents and the transactions contemplated thereby including all legal expenses. In addition, Company shall pay all reasonable out-of-pocket expenses of Purchaser in connection with (A) any amendment, modification or waiver, or consent with respect to, any of the Transaction Documents, and (B) any attempt to enforce any rights of Purchaser against Company, any Subsidiary of Company or any other Person, that may be obligated to Purchaser by virtue of any of the Transaction Documents (including the reasonable fees and expenses of all of its counsel and consultants retained in connection with the Transaction Documents and the transactions contemplated thereby).

X.  MISCELLANEOUS
    -------------

                  10.1. Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

                  If to Company:

                  Marketing Services Group, Inc.
                  333 Seventh Avenue, 20th Floor
                  New York, New York  10001
                  Attn:  Jeremy Barbera
                  Telecopy Number:  (212) 465-8877
                  with a copy (which shall not constitute notice) to:

                  Camhy Karlinsky & Stein LLP
                  1740 Broadway
                  New York, New York  10019
                  Attn:  Alan I. Annex, Esq.
                  Telecopy Number:  (212) 977-8389

                  If to Purchaser:

                  General Electric Capital Corporation
                  260 Long Ridge Road
                  Stamford, Connecticut  06927
                  Attn:  Equity Capital Group-Consumer Products
                  Telecopy Number: (203) 961-2088

                  with copies to:

                  General Electric Capital Corporation
                  260 Long Ridge Road
                  Stamford, Connecticut  06927
                  Attention:  Equity Capital Group Legal Counsel
                  Telecopy Number: (203) 357-3047

                  and

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attn:  Ted S. Waksman, Esq.
                  Telecopy Number:  (212) 310-8007

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail.

                  10.2.  Binding Effect; Benefits.  Except as otherwise provided
                         ------------------------
herein, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

                  10.3. Amendment. No amendment or waiver of any provision of
                        ---------
this Agreement or any other Transaction Document nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Company and the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

                  10.4. Successors and Assigns; Assignability. Neither this
                        -------------------------------------
Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Company without the prior written consent of the Required Holders. Any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Purchaser without the prior written consent of Company, except the obligation of Purchaser to purchase the Convertible Preferred Stock and Warrants at the Closing. All covenants contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

                  10.5. Remedies. Purchaser, in addition to being entitled to
                        --------
exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

                  10.6. Section and Other Headings. The section and other
                        --------------------------
headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  10.7. Severability. In the event that any one or more of the
                        ------------
provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

                  10.8. Counterparts. This Agreement may be executed in any
                        ------------
number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  10.9. Publicity. Neither Purchaser nor Company shall issue any
                        ---------
press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law.

                  10.10. Governing Law. This Agreement shall be governed by,
                         -------------
construed and enforced in accordance with, the laws of the State of New York without regard to the principles thereof relating to conflict of laws. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the County of New York, State of New York. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 10.1 hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

                  IN WITNESS WHEREOF, Company and Purchaser has executed this Agreement as of the day and year first above written.


                                          MARKETING SERVICES GROUP, INC.


                                          By: __________________________________
                                                 Name:  Jeremy Barbera
                                                 Title: Chief Executive Officer


                                            GENERAL ELECTRIC CAPITAL CORPORATION


                                            By: ________________________________
                                                   Name:
                                                   Title:






                                       49


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